Exhibit 99.28(i)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “Fund Counsel, Independent Directors’ Counsel and Independent Registered Public Accounting Firm” and “Addresses” in the Statement of Additional Information, comprising a part of Post-Effective Amendment No. 59 to the Form N-1A Registration Statement of Old Westbury Funds, Inc., File No. 033-66528. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP

New York, New York

April 2, 2015